Exhibit 99.1

New York City REIT, Inc (NYSE: NYC) First Quarter Earnings Call

Executives

Michael Weil - President & CEO

Christopher Masterson – CFO

Operator

Good morning and welcome to the New York City REIT First Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to [Louisa Quarto, Executive Vice President]. Please go ahead.

Louisa

Thank you, operator. Good morning everyone and thank you for joining us for NYC's First Quarter 2022 Earnings Call. This event is being webcast in the Investor Relations section of NYC's website. Joining me today on the call to discuss the quarter's results are Michael Weil, NYC's Chief Executive Officer, and Chris Masterson, NYC's Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2021 filed on March 18, 2022 and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of the call. As stated in our SEC filings, NYC disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website at www.newyorkcityreit.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Michael Weil, Chief Executive Officer. Please go ahead, Mike.

Mike Weil

Thanks, Louisa. Good morning and thank you for joining us today. I am excited about the value-generating opportunities that we see at New York City REIT, starting with the collection of nearly 100% of cash rent across our portfolio in the first quarter and supported by our effective proactive asset and property management strategy which resulted in portfolio occupancy growth of 1.5%, to 84.4%, at quarter end. On the strength of new leases signed during the quarter, occupancy at 9 Times Square increased 3% and occupancy at 123 William Street increased by 1.5% over the end of the prior quarter. NYC’s continued execution of our strategy is a reflection of the significant relationships we've built with tenants and brokers over the years, the hard work of our dedicated management team and ongoing contributions from our independent board of directors. Furthermore, we continue to believe that there remains significant potential for our pure-play NYC portfolio to create meaningful value for years to come.

Regarding our relative performance, NYC has continued to deliver exceptional total returns to shareholders, as we discussed last quarter. For the period between January 1, 2021 and March 31, 2022, we delivered a total return to shareholders of 71.8% based on stock price appreciation and dividends paid. This outperformed both the S&P 500 and a group of larger New York City-focused peer REITs by over 40%.

As I mentioned earlier, our independent board continues to provide great insight and guidance as we execute on our strategy to grow the businesses. Our board has been instrumental in helping us navigate the pandemic over the last two years and we believe that we have come through it as a stronger company. Not only are they fully engaged as board members, they’ve also acquired over 24,000 shares through a combination of individual stock purchases and electing to receive stock in lieu of fourth quarter board compensation. We believe that the board's stock purchases demonstrate the depth of the confidence they have in the Company's future. Naturally, I agree and I have continued to purchase shares, while NYC's advisor has received a portion of its advisory fee in stock in lieu of cash. As of May 1, the advisor owned over 1.5 million common shares.

Turning to additional details on the first quarter, we produced strong rent collection with 98% of original cash rent collected across the portfolio, up from 96% reported last quarter, and an 11% improvement from the first quarter of last year. We believe the rent collection success we have achieved is due, in part, to the work our team has done with our existing tenants to ensure that rent payments are made and to replace prior tenants with new, rent-paying tenants where necessary.

Workers are starting to come back into the office and numerous Fortune 500 companies have announced their plans to return. In our own buildings we are seeing an increasing number of office tenants returning to their office. We believe the imminent return of workers to the office and the preparations companies are making ahead of such returns will contribute to not only continued rent payments, but also lease renewals and new leasing activity.

We remain highly confident in the long-term strength of New York City real estate based on our fundamental belief in the necessity of New York City office and retail space. Our portfolio consists of eight office and retail condominium assets, located entirely in New York City and primarily in Manhattan. Our $854 million, 1.2 million square foot portfolio had occupancy of 84.4% at the end of the first quarter. Across all of our assets we had a weighted average remaining lease term of 6.8 years. We had 100% net absorption of leased square footage during the quarter, with no lease expirations or terminations. We have built a pure-play New York City portfolio featuring a number of large, investment grade tenants including City National Bank, CVS, TD Bank and government agencies. As of March 31st, NYC’s top 10 tenants were 71% investment grade or implied investment grade rated and had an average remaining lease term of 9.5 years.

We've built a leasing pipeline of 18,000 square feet that is expected to increase occupancy by 1.6% and straight-line rent by $900,000 once all of the leases go into effect. For the last year we have been focused on signing leases with former tenants of Knotel and have been successful in leasing up much of the space at 9 Times Square and 123 William Street. Through March 31, 2022 and including an LOI in our pipeline, we have replaced more than 76% of the space formerly occupied by Knotel with creditworthy, rent-paying tenants. Our team has done an amazing job leasing and licensing the former Knotel space. The remaining high-quality, turn-key space is being actively marketed and we believe it will be very attractive to new tenants.

I'm happy to report that our leasing and asset management initiatives reflect well in our results as we grew revenue by 3.0%, adjusted EBITDA by 50% and Core FFO by 31%. We have a conservative balance sheet, with Net Leverage of 40% and 4.9 years of weighted-average debt maturity. We don’t have any debt maturities this year or next and minimal maturities until 2026. I'd also like to point out that all of our debt is fixed rate. As we have previously discussed, we locked in interest rates while they were broadly at historic lows, a strategy that has been validated as interest rates are rising.

We have continued to drive New York City REIT forward this quarter, negotiating leases with new and existing tenants and growing rent collection across the portfolio. With a 71.8% total return since the beginning of 2021 and based on our current trading price, we believe that our shareholders are well positioned to benefit from the ongoing progress towards pre-pandemic activity in New York City and the hard work of our dedicated team.

I'll turn it over to Chris Masterson to go over the first quarter results. Chris?

Christopher Masterson

Thanks Mike. First quarter 2022 revenue was $15.6 million, compared to $15.2 million in the first quarter of 2021. The company's First Quarter GAAP net loss attributable to common stockholders was $11.1 million compared to a net loss of $13.5 million in the first quarter of 2021.

For the first quarter of 2022, our FFO attributable to common stockholders was a negative $4.1 million, compared to negative $5 million in first quarter of 2021. Core FFO was negative $2 million, compared to negative $2.9 million in the first quarter of 2021, or negative $0.15 per share compared to negative $0.23 per share last year. As we discussed last quarter, our fourth quarter results, including Core FFO, were impacted by a $7.7 million market lease write-off and a $1.4 million termination fee related to our parking garages. Excluding the effect of these significant fourth quarter items, Core FFO per share would have been approximately flat quarter over quarter at negative $0.15 per share. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release and quarterly supplemental.

NYC also maintains a conservative balance sheet, with no debt maturities until 2024 and net leverage at 39.9%. We ended the first quarter with net debt of $389.2 million at a weighted-average effective interest rate of 4.4% and with a weighted average remaining debt term of nearly five years.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

We are as excited as we've ever been about the future and see many value-creating opportunities ahead. We anticipate that our active asset management strategy will continue to enhance our pure-play New York City portfolio. Our shareholders have seen an exceptional total return since the beginning of 2021 and we believe that there remain considerable growth opportunities through the combination of our diligent management and the continued return to a pre-pandemic way of life in New York City as mandates are lifted and business activities resume. With year-over-year growth in revenue, adjusted EBITDA and Core FFO and conservative, fixed-rate debt we are well positioned to continue the momentum we have been building through the rest of this year and beyond.

With that, Operator, please open the lines for questions.